RUBY TUESDAY, INC.
EXECUTIVE COMPENSATION CLAWBACK POLICY
JULY 22, 2015

In the event of a restatement of Ruby Tuesday, Inc.’s (the “Company”) financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements under the securities laws or other similar laws or regulations, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to any current or former employee holding a position of vice president or above (each an “Executive”) on or after July 22, 2015, if the Board of Directors of the Company, excluding any member not deemed independent, (the “Board”) determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance, then the Board shall, on behalf of the Company, except as expressly provided below, recover all of the Executive’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to the Executive under the accounting restatement.  Such recovery period shall comprise up to the three (3) years preceding the date on which the Company is required to prepare the accounting restatement.

The Board shall not seek recovery of such excess compensation if the Board determines that to do so would (i) violate applicable law; (ii) adversely impact the interests of the Company in any related proceeding or investigation; (iii) incur costs in excess of the recoverable excess compensation; or (iv) be unreasonable relative to the Executive’s accountability for the error that resulted in the restatement.

Any determination of the Board shall be conclusive and binding on the Company and the applicable Executive(s).  The determination of the Board need not be uniform with respect to any Executives.

EXECUTIVE ACKNOWLEDGEMENT OF RUBY TUESDAY, INC.
EXECUTIVE COMPENSATION CLAWBACK POLICY DATED JULY 22, 2015

In the event of a restatement of Ruby Tuesday, Inc.’s (the “Company”) financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements under the securities laws or other similar laws or regulations, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to any current or former employee holding a position of vice president or above (each an “Executive”) on or after July 22, 2015, if the Board of Directors of the Company, excluding any member not deemed independent, (the “Board”) determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance, then the Board shall be entitled on behalf of the Company to recover all of the Executive’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to the Executive under the accounting restatement.  Such determination by the Board shall be conclusive and binding on the Company and the Executive.  Further, such recovery period shall comprise up to the three (3) years preceding the date on which the Company is required to prepare the accounting restatement.

The Executive, by his/her signature below, hereby certifies that the Executive has received a copy of, has read and understands the Executive Compensation Clawback Policy dated July 22, 2015.

Dated this                      day of                                          , 20       .

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